As filed with the Securities and Exchange Commission on August 8, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DiamondRock Hospitality Company

(Exact name of registrant as specified in its charter)

Maryland	20-1180098
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 Bethesda Metro Centre, Suite 1500

Bethesda, MD 20814

(240) 744-1150

(Address of Principal Executive Offices)

DiamondRock Hospitality Company Deferred Compensation Plan

(Full title of the plans)

William J. Tennis

Executive Vice President and General Counsel

DiamondRock Hospitality Company

3 Bethesda Metro Centre, Suite 1500

Bethesda, MD 20814

(Name and Address of Agent For Service)

(240) 744-1150

(Telephone number, including area code, of agent for service)

With a copy to:

Suzanne D. Lecaroz

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee
Deferred Compensation Obligations	$10,000,000	$10,000,000	$1,288.00

(1)	The Deferred Compensation Obligations being registered are general unsecured obligations of DiamondRock Hospitality Company (the “Company”) to pay deferred compensation in the future in accordance with the terms of the DiamondRock Hospitality Company Deferred Compensation Plan (the “Plan”).
(2)	This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the estimated amount of compensation that may be deferred under the Plan. Estimated for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement covers an indeterminate amount of obligations to be offered or sold pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part II of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Commission on February 25, 2014;

•	The Company’s Current Reports on Form 8-K filed with the Commission on February 24, 2014, February 26, 2014, March 31, 2014, May 8, 2014 and May 22, 2014;

•	The Company’s Proxy Statement for its 2014 Annual Meeting of Stockholders, on Schedule 14A, filed with the Commission on March 26, 2014;

•	The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014, filed with the Commission on May 12, 2014 and for the quarterly period ended June 30, 2014 filed with the Commission on August 8, 2014; and

•	The description of the Company’s Common Stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act on May 25, 2005, including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The Plan provides a select group of management or highly compensated employees of the Company (each, a “Participant”) with the opportunity to defer the receipt of certain pre-tax compensation, including stock grants.

The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Company to pay deferred compensation in the future to Participants in accordance with the terms of the Plan from the general assets of the Company, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

Under the Plan, participants may make annual irrevocable elections to defer a specified portion of their compensation to be earned during the following calendar year, including stock grants. The Company will credit an amount equal to the compensation deferred by a Participant to that Participant’s deferral account under the Plan. In addition, the Company may credit matching or discretionary contributions to a company account established for each participant in an amount equal to a percentage, established by the Company in its sole discretion, of the amount of compensation deferred by each participant under the Plan. Account balances will be credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Any deferral of stock will always be deemed invested in Company stock. Participants are at all times 100% vested in the amounts credited to their deferral accounts, but Company contributions may be subject to vesting requirements. Participants will be eligible to receive distributions of the Deferred Compensation Obligations at pre-selected specified dates prior to their termination of employment or at or after their termination of employment in a lump sum or installments pursuant to elections made under the rules of the Plan. Key employees must wait at least six months after termination of employment, other than as a result of death, to receive a distribution.

No amount payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary. Any attempt to dispose of any rights to benefits payable under the Plan other than a claim for benefits by a Participant or his or her beneficiary(ies) will be null and void. The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participants, except that participants may withdraw all or a portion of the value of their Plan accounts under certain specified circumstances. The Company reserves the right to amend or terminate the Plan at any time.

The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by eligible employees and the amounts of their compensation. The duration of the Plan is indefinite (subject to the Company’s ability to terminate the Plan). The Deferred Compensation Obligations are not convertible into another security of the Company. No trustee has been appointed to take action with respect to the Deferred Compensation Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Deferred Compensation Obligations. The Company may establish a “rabbi trust” to serve as a source of funds from which it can satisfy the Deferred Compensation Obligations.

Item 5.	Interests of Named Experts and Counsels.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such individual may become subject or which such individual may incur by reason of his or her service in any of the foregoing capacities. Our bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made, or is threatened to be made, a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and to our employees or agents and any employee or agent of our predecessor.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our executive officers and directors that will obligate us to indemnify them to the maximum extent permitted by Maryland law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	DiamondRock Hospitality Company Deferred Compensation Plan

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page hereto)

*	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement on Form S-8 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement on Form S-8 (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement on Form S-8; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement on Form S-8 or any material change to such information in this registration statement on Form S-8; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement on Form S-8; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement on Form S-8 shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 8th day of August, 2014.

DIAMONDROCK HOSPITALITY COMPANY

By:	/s/ William J. Tennis
Name: William J. Tennis
Title: Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Sean M. Mahoney and William J. Tennis, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

Chief Executive Officer and Director
/s/ Mark W. Brugger Mark W. Brugger	(Principal Executive Officer)	August 8, 2014
Executive Vice President and Chief Financial Officer
/s/ Sean M. Mahoney Sean M. Mahoney	(Principal Financial Officer)	August 8, 2014
Chief Accounting Officer and Corporate Controller
/s/ Briony R. Quinn Briony R. Quinn	(Principal Accounting Officer)	August 8, 2014

/s/ William W. McCarten William W. McCarten	Chairman	August 8, 2014

/s/ Daniel J. Altobello Daniel J. Altobello	Director	August 8, 2014

/s/ W. Robert Grafton W. Robert Grafton	Director	August 8, 2014

/s/ Maureen L. McAvey Maureen L. McAvey	Director	August 8, 2014

/s/ Gilbert T. Ray Gilbert T. Ray	Director	August 8, 2014

/s/ Bruce D. Wardinski Bruce D. Wardinski	Director	August 8, 2014

EXHIBIT INDEX

Exhibit Number	Description

4.1*	DiamondRock Hospitality Company Deferred Compensation Plan

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page hereto)

*	Filed herewith.